Exhibit 1

[LOGO] MITEL                                              news
                                                            RELEASE

               Mitel Completes $135 Million Financing Arrangement

      Arrangement Consists of Equity Investment, Debt to Equity Conversion
                     and Expansion of its Credit Facilities

Ottawa, Canada, May 6th, 2004 - Mitel Networks, a leading provider of business communications solutions, today announced the completion of a $135M financing package consisting of equity investment, debt to equity conversion and expansion of its credit facilities which significantly strengthens the Company's balance sheet and provides additional capital to finance growth plans.

EdgeStone Capital Partners, one of Canada's leading independent private capital managers, led the equity round with a $20M investment which underscores Mitel's achievements in the dynamic and rapidly growing market for IP Telephony. In addition to EdgeStone's investment, Mitel had previously raised over $50M of debt from its principal shareholder and other private investors, all of whom chose to convert their respective holdings into equity as part of this arrangement. This equity financing was augmented by new credit facilities that have more than doubled Mitel's available banking and credit facilities to approximately $65M.

"EdgeStone is excited to be participating in Mitel's strong growth prospects," said Gilbert S. Palter, EdgeStone's COO & Managing Partner. "IP Telephony has now unequivocally emerged as the next generation of telephony, and Mitel's outstanding products and services should enable it to continue to garner a significant market share, and become one of the industry leaders on a global scale." Guthrie Stewart, Partner at EdgeStone added: "A significant consideration for EdgeStone's investment is the strength of the management team led by Dr. Terry Matthews and Don Smith. Dr. Matthews is a brilliant visionary who made a major investment in IP Telephony to gain an early product advantage, and Don Smith and the entire Mitel team are doing a first rate job in executing Terry's vision."

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"We are pleased to be Mitel's financial partner and to continue our credit support of the company as it expands its business; particularly its IP telephony solutions", said Kevin Malone, Managing Director, Investment & Corporate Banking, BMO Nesbitt Burns.

"Mitel has aggressively penetrated the global market for Enterprise IP Telephony, staying well ahead of the 30 per cent compound annual growth projections for the industry, and is increasing its market share," said Don Smith, CEO of Mitel. "We believe that the completion of the initiatives announced today not only substantiates Mitel's value proposition but also provides Mitel with the necessary resources to compete effectively in the global market. We fully anticipate that over the next few years we will continue to gain market share and further penetrate the IP Telephony market on a global basis."

CIBC World Markets acted as lead agent on the equity investment transaction.

About Mitel Networks

Mitel Networks is a market-leader for voice, video, and data convergence over broadband networks. With a focus on the user experience, the company delivers advanced communications solutions that are easily customized for individual business needs. Through intuitive desktop appliances and applications, businesses are provided with innovative ways to manage information and resources. Vertical markets benefit from integrated solutions that protect existing investments, while enabling new ways to be more cost effective and productive. Mitel Networks is headquartered in Ottawa, Canada with offices, partners, and resellers worldwide. For more information please visit www.mitel.com

About EdgeStone:

EdgeStone Capital Partners manages in excess of $1.4 billion across five private capital funds, making it one of Canada's largest independent providers of capital to the mid-market. EdgeStone Capital Partners provides capital, strategic direction and business and financial advice to help promising early-stage and mid-market companies achieve their full potential. EdgeStone also leverages the resources of its broad business network and ensures an alignment of interests to achieve superior returns for all stakeholders.

Forward Looking Statement. Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those the Company anticipates. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the reports and documents the Company files from time to time with the SEC. The Company is under no obligation to publicly update or alter its forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

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For further information please contact:

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Simon Gwatkin                                       Gilbert S. Palter
Mitel Networks                                      COO and Managing Partner,
Tel: 613.592.2122                                   EdgeStone Capital Partners
Email: simon_gwatkin@mitel.com                      Tel: 416.860.3760
                                                    Email: gpalter@edgeStone.com
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